Exhibit 10.4

September 8, 2005

Radcliffe SPC, Ltd. — Class A

Convertible Crossover Segregated Portfolio

c/o RG Capital Management, L.P.

3 Bala Plaza — East, Suite 501

Bala Cynwyd, PA  19004

Attention:  Gerald Stahlecker, Managing Director

                Re:  Exchange of 5% Convertible Subordinated Notes of Vertex Pharmaceuticals, Incorporated.

Dear Steve:

                                                The purpose of this letter agreement (this “Agreement”) is to confirm the agreement of Vertex Pharmaceuticals Incorporated (“VRTX”) and Radcliffe SPC, Ltd. for and on behalf of its Class A Convertible Crossover Segregated Portfolio (the “Fund”) as follows:

                                                1.                                       Exchange of 5% Convertible Subordinated Notes.

                                                (a) Exchange of Securities.  On the terms and subject to the conditions set forth herein, the Fund agrees to transfer, or cause to be transferred, to VRTX all of its right, title and interest in and to the 5% Convertible Subordinated Notes due 2007 (the “Notes”) described in Section 2(l) (the “Exchange Notes”) in exchange for a number of shares (the “Exchanged Shares”) of freely tradable VRTX Common Stock (the “Common Stock”) equal to (i) 99% of the principal amount of the Exchange Notes plus 100% of the accrued and unpaid interest on the Exchange Notes through and including the date hereof, divided by (ii) the Determination Price.

                                                (b) Determination Price.  The Determination Price shall be equal to 93% of the lesser of (i) the arithmetic average of the closing bid prices of the Common Stock for the 10 consecutive trading days ending on and including the date hereof, and (ii) the closing bid price of the Common Stock on the date hereof. “Trading day” shall mean any day on which the Common Stock is traded for any period on the Nasdaq National Market.

                                                (c) Fractional Shares.  In lieu of issuing fractional shares, VRTX shall issue the highest whole number of Exchanged Shares according to the formula set forth in Section 1.1(a) plus cash in an amount equal to the fraction of an Exchanged Share to which the Fund would otherwise be entitled multiplied by the Determination Price.

                                                (d) Closing.  The completion of the transactions contemplated by this Agreement (the “Closing”) shall take place as soon as practical and, in any event, no later than September 9, 2005, or such other date as is agreed upon by the parties (the “Closing Date”), as follows:

(i) The Fund shall deliver or cause to be delivered the Exchange Notes to VRTX or VRTX’s agent in such manner as shall be acceptable to VRTX and effective to convey all right, title and interest of the Fund in the Exchange Notes to VRTX against delivery of the Exchanged Shares by VRTX through the Depositary Trust Company to: Morgan Stanley & Co., DTC number: #050, FCC: RADCLIFFE SPC, LTD. for and on behalf of The Class A Convertible Crossover Segregated Portfolio, account number 038C6240.

(ii) VRTX shall pay the Fund by wire transfer of immediately available funds an amount equal to the cash value of any fractional Exchanged Share, determined in accordance with the provisions of Section 1(c).

                                                                                                2.                                       Representations.  As applicable, VRTX and the Fund hereby represent, warrant and agree as follows:

                                                                                                (a)                                Each of VRTX and the Fund acknowledges that the transaction contemplated hereby is intended to be exempt from registration by virtue of Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).  Neither VRTX nor the Fund knows of any reason why such exemption is not available.

                                                                                                (b)                                 The Fund has had such opportunity as it has deemed adequate to obtain from representatives of VRTX such information as is necessary to permit the Fund to evaluate the merits and risks of the transaction contemplated hereby.

                                                                                                (c)                                  The Fund has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Common Stock issued in respect of the Exchange Notes and to make an informed investment decision with respect to such acquisition.

                                                                                                (d)                                 The Fund is not in possession of any material, non-public information regarding VRTX.  .

                                                                                                (e)                                  The Fund has not acted on behalf of VRTX, nor has the Fund received any commission or remuneration from VRTX, nor was the Fund solicited by VRTX to effect this transaction, nor has the Fund solicited any other holder of the Notes to participate in this transaction.

                                                                                                (f)                                    Each of VRTX and the Fund has obtained all regulatory approvals, if any, in connection with the transactions contemplated hereby.

                                                                                                (g)                                 The Exchanged Shares will not be “restricted securities” within the meaning of Rule 144 under the Securities Act.  The certificate(s) representing the shares of Common Stock will not bear a restrictive legend under the Securities Act.

(h)                                 Each of VRTX and the Fund has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and the person who has executed this Agreement is duly authorized to do so and thereby bind the party on whose behalf he or she is purporting to sign.

(i)                                     This Agreement is its valid and binding agreement, enforceable against each of VRTX and the Fund in accordance with its terms, subject to bankruptcy and similar laws and to equitable principles.

(j)                                     The Fund is the sole legal and beneficial owner of the Exchange Notes, and, upon the Closing, VRTX will acquire the Exchange Notes free and clear of any liens, encumbrances, pledges, security interests or other restrictions or claims of third parties.

(k)                                  The Fund is not an affiliate of VRTX.

(l)                                     The Fund holds the following Exchange Notes that it is exchanging pursuant to this Agreement, which Exchanging Notes were acquired before September 1, 2005 in the public market and are free of restrictive legend: $6,592,000 principal amount of  Notes (CUSIP: 92532F AD 2).

(m)                               On September 8, 2005 and prior to the publication of the press release describe in (n) below, if any, the Fund (a) did not and will not, directly or indirectly, issue, offer, sell, agree to issue, offer or sell, solicit offers to purchase, grant any call option, warrant or other right to purchase, purchase any put option or other right to sell, pledge, borrow, assign or otherwise dispose of any Relevant Security (as defined below), and (b) did not and will not, directly or indirectly, establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Relevant Security (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder) with respect to any Relevant Security, or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a Relevant Security, whether or not such transaction is to be settled by delivery of Relevant Securities, other securities, cash or other consideration.    As used herein, the term “Relevant Security” means the Common Stock, any other equity security of VRTX and any security convertible into, or exercisable or exchangeable for, the Common Stock or any other such equity security.

(n)                                 To the extent VRTX considers the execution of this Agreement and the consummation of the transaction contemplated hereby shall constitute material, non-public information regarding VRTX, VRTX agrees to disseminate a press release to inform the public of the material aspects of this transaction by 9:30 am EST of the Closing Date.

                                                3.             Entire Agreement.  This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties.  The parties may amend or modify this Agreement, in such manner as may be agreed upon, only by a written instrument executed by the parties hereto.

                                                4.             Expenses.  Each party shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby.

                                                5.             Governing  Law.  This Agreement shall be governed by and construed  in accordance with the laws of the State of New York.

                                                6.             Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                                                7.             Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

                                                8.             Further Assurances.  Each party hereto shall properly execute and deliver such further agreements and instruments, and take such further actions, as the other party may reasonably request in order to carry out the purposes and intent of this Agreement.

                                                9.             Confidentiality.  The parties hereto agree to keep confidential and to not disclose the terms, provisions, or existence of this Agreement, except as the parties reasonably believe such disclosure is required by applicable law, provided, however, that VRTX shall be entitled, without the prior approval of the Fund, to make any press release or other public disclosure with respect to such transactions as is required by applicable law and regulations, including the Exchange Act and the rules and regulations promulgated thereunder, including the public filing of this Agreement (provided  the Fund shall be consulted by VRTX in connection with any such press release or other public disclosure prior to its release and shall be provided with a copy thereof and provided further that VRTX shall not disclose the name of the Fund in any such press release without the prior written consent of the Fund).

                                                10.           Assignability and Parties in Interest. This Agreement shall not be assignable by any of the parties hereto without the consent of the other party hereto.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

11.           Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission (with subsequent letter confirmation by mail), by overnight courier or two days after being mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Fund:	Radcliffe SPC, Ltd. — Class A
Convertible Crossover Segregated Portfolio
c/o RG Capital Management, L.P.
3 Bala Plaza — East, Suite 501
Bala Cynwyd, PA 19004
Attention: Gerald Stahlecker, Managing Director

Facsimile: 610-617-0580

If to VRTX:	Vertex Pharmaceuticals Incorporated
130 Waverly Street
Cambridge, Massachusetts 02139
Attention: The Office of General Counsel
Facsimile: 617-444-6483

                Please confirm your agreement by signing in the space indicated below.

Vertex Pharmaceuticas Incorporated

By:	/s/ JOSHUA S. BOGER
Name:	Joshua S. Boger
Title:	Chief Executive Officer

Accepted and Agreed as of this 8th day

of September, 2005:

RADCLIFFE SPC, LTD. for and on behalf of The Class A

Convertible Crossover Segregated Portfolio

By:          RG Capital Management, L.P., Investment Manager

                By:  RGC Management Company, LLC, its general partner

By:	/s/ GERALD STAHLECKER
Name:	Gerald Stahlecker
Title:	Managing Director